Exhibit 5.1

[Letterhead of Berliner, Corcoran & Rowe L.L.P.]

December 31, 2008

Acadia Realty Trust

1311 Mamaroneck Avenue, Suite 260

White Plains, New York 10605

Ladies and Gentlemen:

We have acted as special counsel for Acadia Realty Trust, a Maryland real estate investment trust (the “Trust”), in connection with the declaration of a special dividend to be paid in shares of beneficial interest, par value $.001 per share (“Common Shares”) of the Trust and pursuant to a prospectus supplement, dated December 31, 2008 (the “Prospectus Supplement,” which term includes filings by the Trust pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange”), which are incorporated by reference in the Prospectus Supplement), or in cash, all as described in the Prospectus Supplement.  The Prospectus Supplement will be filed as part of Registration Statement No. 333-139950.  This opinion is being furnished to you in connection with such dividend.

In connection with this opinion, we have examined, among other things, the following:

(i)            The Prospectus Supplement, to be filed with the Securities and Exchange Commission on January 5, 2009;

(ii)           The Declaration of Trust, including all amendments thereto, of the Trust, as in effect on the date hereof (the “Declaration of Trust”);

(iii)          The By-laws of the Trust, including all amendments thereto, as in effect on the date hereof (the “By-Laws”);

(iv)          The Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”) of Acadia Realty Limited Partnership (the “Partnership”);

(v)           The Unanimous Written Consent of the Board of Trustees of the Trust dated as of December 22, 2008 (the “Unanimous Written Consent”), adopting resolutions authorizing the special dividend;

(vi)          The Registration Statement;

(vii)         The Prospectus;

(viii)        A specimen certificate of the Common Shares; and

(ix)           A Certificate of the Secretary of the Trust dated December 31, 2008.

In addition, we have obtained from public officials, officers and other representatives of the Trust, and others, such certificates, documents and assurances as we considered necessary or appropriate for purposes of rendering this opinion.  In our examination of the documents listed in (i) through (ix) above and the other certificates and documents referred to herein, we have assumed the legal capacity of all natural persons, the genuineness of all signatures on documents not executed in our presence and facsimile or photostatic copies of which we reviewed, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.  Regarding documents executed by parties other than the Trust, we have assumed (i) that each such other party had the power to enter into and perform all its obligations thereunder, (ii) the due authorization, execution and delivery of such documents by each such party, and (iii) that such documents constitute the legal, valid, binding and enforceable obligations of each such party.  Without limiting the generality of the foregoing we have relied upon the representations (a) of the Trust as to the accuracy and completeness of (i) the Declaration of Trust and the By-laws of the Trust and (ii) the Prospectus Supplement; and (b) the representations of the Trust that (i) the resolutions of the Trustees contained in the Unanimous Written Consent, (ii) the Declaration of Trust, and (iii)  the By-laws have not been amended, rescinded, modified or revoked and no proceedings for the amendment, modification, or rescission of any of such documents are pending or contemplated.

Based upon the assumptions, qualifications, and limitations set forth herein, and relying upon the statements of fact contained in the documents that we have examined, we are of the opinion, as of the date hereof, that:

1.             The Trust is a real estate investment trust duly organized, validly existing, and in good standing under the laws of the State of Maryland; and

2.             The Common Shares to be paid in connection with the special dividend have been duly and validly authorized and, when issued as a special dividend in accordance with the procedures described in the Resolutions, will be fully paid and non-assessable.

3.             The certificates for the Common Shares to be paid in connection with the special dividend are in valid and sufficient form.

In addition to the assumptions set forth above, the opinions set forth herein are also subject to the following qualifications and limitations:

(a)  The opinions expressed in this letter are limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect which relate to or affect the enforcement of creditors’ rights generally, by general principles of equity (such as, but not limited to, concepts of materiality, reasonableness, good faith, and fair dealing), and by legal and equitable limitations on the enforceability of specific remedies.

(b)  The opinions expressed in this letter are specifically limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated herein.  Without limiting the generality of the foregoing, we express no opinion as to compliance with the securities (“blue sky”) laws or the real estate syndication laws of the State of Maryland.

(c)  The opinions expressed in this letter are based on the laws of the jurisdictions referred to in the next paragraph as they may be in effect on the date hereof and we assume no obligation to supplement this opinion if any applicable laws change after the date hereof.

The opinions herein expressed are limited in all respects solely to matters governed by the internal laws of the State of Maryland, and the federal laws of the United States of America, insofar as each may be applicable. To the extent that any documents referred to herein are governed by the laws of a jurisdiction other than the State of Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of the State of Maryland.  We express no opinion herein with respect to matters of local, county or municipal law, or with respect to the laws, regulations, or ordinances of local agencies within any state.  Subject to the foregoing, any reference herein to “law” means applicable constitutions, statutes, regulations and judicial decisions. To the extent that this opinion relates to the laws of the State of Maryland, it is based upon the opinion of lawyers of this firm who are members of the bar of that State.

This opinion letter is rendered solely to you in connection with the above referenced matter and may not be relied upon by you for any other purpose or delivered to, or quoted or relied upon by, any other person without our prior written consent.  This opinion letter is expressly limited to the matters set forth above, and we render no other opinion and express no other belief whether by implication or otherwise, as to any other matters.  This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you of any facts, circumstances, events or developments that may be brought to our attention in the future, which facts, circumstances, events or developments may alter, affect or modify the opinions or beliefs expressed herein.

Very truly yours,

/s/ Berliner, Corcoran & Rowe L.L.P.